Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-60286, 333-77219, 333-30464, 333-42964, 333-89464 and 333-104468) of Net Perceptions, Inc. (the “Company”) of our reports dated March 29, 2007 relating to our audits of the financial statements of Net Perceptions, Inc. and CRC Acquisition Co., LLC (the “Predecessor Company”) appearing in the Annual Report on Form 10-K of Net Perceptions, Inc. for the year ended December 31, 2006.

/s/ McGladrey & Pullen LLP
McGladrey & Pullen LLP
Stamford, Connecticut
March 29, 2007